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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549



                                    FORM 8-K



               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)    November 25, 1997



                         SEARCH FINANCIAL SERVICES INC.
               (Exact name of registrant as specified in charter)


                 DELAWARE                                        0-9539                                     41-1356819
(State or other jurisdiction of incorporation)           (Commission File Number)              (I.R.S. Employer Identification No.)


           600 N. PEARL STREET
               SUITE 2500
              DALLAS, TEXAS                                     75201-2899
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code     (214) 965-6000



                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)
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ITEM 5.          OTHER EVENTS.

         On November 25, 1997, Registrant announced that it had entered into a Stipulation of Settlement to settle the noteholder class action litigation filed against it in Federal Court in Mississippi in December 1995 styled Janice and Warren Bowe, et al. v. Search Capital Group, Inc., et al. and all claims held by the Litigation Trust established under the plan of reorganization of Registrant's fund subsidiaries, including the lawsuit filed by the Trustee of the Litigation Trust in the Bankruptcy Court for the Northern District of Texas in August 1997.

         Under the terms of the Settlement, Registrant will be required to pay $362,500 in cash and to issue shares of its common stock having a value of $1,787,500. The number of shares of Registrant's common stock will be based on the average closing sales price of the common stock for the 30 trading days ending December 15, 1997. If, however, such average price would result in the issuance of shares exceeding 20% of the number of shares of Registrants' common stock outstanding, Search may pay the difference in cash or the Litigation Trustee may agree to use a five-day average price. The Settlement is subject to various conditions, including approval by the Federal Court in Mississippi and the Bankruptcy Court. If all conditions are satisfied, the Settlement is expected to be completed by year end.

         Registrant has a reserve of $500,000 related to the Bowe Action.




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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SEARCH FINANCIAL SERVICES INC.



                                       By:     /s/ ELLIS A. REGENBOGEN
                                               --------------------------------
                                               Ellis A. Regenbogen
                                               Executive Vice President

Dated:   December 1, 1997